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EXHIBIT 20.1

                                                            [HANOVERDIRECT LOGO]
FOR IMMEDIATE RELEASE

CONTACT:       Hanover Direct, Inc                           The MWW Group
               Brian C. Harriss                              Jamie Schwartz
               E.V.P & Chief Financial Officer               Rich Tauberman
               Tel: (201) 272-3224                           Tel: (201) 507-9500


HANOVER DIRECT ANNOUNCES DEFINITIVE AGREEMENT TO SELL THE IMPROVEMENTS BUSINESS
          FOR $33.4 MILLION, AND REFINES STRATEGIC REALIGNMENT PROGRAM

WEEHAWKEN, NJ, June 14, 2001- Hanover Direct, Inc. (AMEX: HNV) today announced further initiatives related to its ongoing strategic realignment plan.

      First, the Company announced that it had signed a definitive agreement to sell certain assets and liabilities of the Improvements business to HSN, a division of USA Networks, Inc.'s Interactive Group, for $33.4 million. Hanover's Keystone subsidiary will provide fulfillment services for the Improvements business under a services agreement with the buyer for up to three years. The transaction is anticipated to close at the end of June, subject to customary closing conditions. Hanover Direct will use the proceeds to repay approximately $5.5 million of borrowings under its Credit Agreement with Congress Financial Corporation and apply the remaining balance to working capital in support of the Company's strong vendor base.

      "Today's announcement", stated Tom Shull, the Company's President and Chief Executive Officer, "marks continued progress in Hanover's strategic realignment. Although the Improvements business has been a core unit of Hanover, this transaction benefits our shareholders and further strengthens our balance sheet and cash resources. We are very proud of the accomplishments of Improvements President, Ken Ellingsen, and his team in growing this business in recent years."

       "As announced earlier this year", continued Shull, "we are pursuing opportunities to sell our International Male, Gump's Retail and Gump's By Mail businesses. Additionally, the Company has received unsolicited interest from multiple parties to explore the possible purchase of our Silhouettes business."

     "In conjunction with the sale of Improvements, the potential disposition of these units", concluded Shull, "would transform Hanover Direct, Inc. into a better capitalized and highly focused home-style business through its Company Store, Domestications and Scandia Down brands, supported by fulfillment services from its facilities in Roanoke, Virginia, La Crosse, Wisconsin and Hanover, Pennsylvania."

ABOUT HANOVER DIRECT, INC.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. Hanover Brands, Inc. is comprised of the Company's catalog and e-commerce web site portfolio of home fashions, apparel and gift brands, including Domestications, The Company Store, Company Kids, Encore, Improvements, Silhouettes, International Male, Undergear, Scandia Down, and Gump's By Mail. The Company



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owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. erizon, Inc. is comprised of Keystone Internet Services, Inc. (www.keystoneinternet.com), the Company's third party fulfillment operation, and also provides the logistical, IT and fulfillment needs of Hanover Brands, Inc. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.

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FORWARD LOOKING STATEMENTS

     The following statements constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     "The transaction is anticipated to close at the end of June, subject to customary closing conditions."

     "In conjunction with the sale of Improvements, the potential disposition of these units . . . would transform Hanover Direct, Inc. into a better capitalized and highly focused home-style business..."

                              Cautionary Statements

     The following material identifies important factors that could cause actual results to differ materially from those expressed in the forward looking statements identified above and in any other forward looking statements contained elsewhere herein:

     The ability of the Company to fulfill the closing conditions contained in the Asset Purchase Agreement with HSN for whatever reason.

     The ability of the Company to find buyers for the International Male, Gump's Retail and/or Gump's By Mail businesses or the Silhouettes business at competitive prices or at all due to market conditions generally, the lowering of market valuations of companies in the direct marketing and retail businesses or the Company's business situation specifically or otherwise.

     WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE ANY FORWARD LOOKING STATEMENT WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. YOU ARE ADVISED, HOWEVER, TO CONSULT ANY FURTHER DISCLOSURES WE MAKE ON RELATED SUBJECTS IN OUR FORMS 10-Q, 8-K, 10-K OR ANY OTHER REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.